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Hess Corporation
(Name of Registrant as Specified In Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

RODNEY F. CHASE

HARVEY GOLUB

KARL F. KURZ

DAVID McMANUS

MARSHALL D. SMITH

WILLIAM B. BERRY

JONATHAN R. MACEY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 30, 2013, Elliott Associates, L.P. and Elliott International, L.P. made the following communication available to shareholders of Hess Corporation:

April 30, 2013

Dear Fellow Shareholder,

On April 26th, Forbes magazine published an in-depth look at the problems at Hess that have caused unrelenting underperformance for nearly two decades.

As we approach the Hess 2013 Annual Meeting on May 16th, we wanted to draw your attention to this Forbes report in case you missed it. The report clearly shows why change is needed at Hess, stating that:

“Investors should vote for the Elliott slate — not necessarily because they back Elliott’s initial idea of breaking Hess into two parts to unlock the value trapped inside — but because this is an insular company that needs to be shaken up, run by a stubborn CEO who needs to be questioned by his board, not just nodded at.”

This year, you have the power to bring accountability to Hess by voting the GREEN Proxy Card (enclosed) for five new, highly qualified, fully independent directors who will evaluate all options for unlocking the substantial value that is trapped inside the company.

At their previous organizations, these world-class directors led substantial turnarounds and drove operational achievements through impactful changes that benefited all Shareholders. They possess not only the capability to bring about transformative change, but also the humility and willingness to acknowledge problems at Hess and fix them.

Elliott’s stake in Hess is valued at over $1 billion and represents the largest initial equity investment in our 36-year history. Our belief in the company’s bright potential is demonstrated by the substantial investment we have made.

Please vote the GREEN proxy card today. Only your latest-dated proxy card will be counted. This year, vote for Shareholder Nominees who will restore accountability, look out for all Shareholders, and evaluate all options for unlocking value at Hess.

Sincerely,

John Pike	Quentin Koffey

ReassessHess.com

In Case You Missed It: “How Hess Lost $800 Million in the Eagle Ford Shale — And Other Reasons Shareholders Should Vote For Change”

From Forbes(1)

By Christopher Helman

April 26, 2013

There’s less than three weeks to go before the May 15 proxy fight showdown at the annual meeting of Hess Corp. In one corner will be Elliott Management and Relational Investors, activist hedge fund investors that have accumulated 7.2% of Hess shares and want to shake up Hess’s entrenched, crony-filled board with their own slate of new nominees. In the other corner, of course, is John Hess, who controls about 10% of Hess shares through family trusts, and who desperately wants to hang on to complete control of this complicated company. There’s five board members up for election at the Hess annual meeting, out of a total of 14 seats. So even if Elliott, which is run by billionaire Paul Singer, were to get all of its people on the board, Hess would still nominally control the show. The effect, however, would be like seating a handful of hungry dobermans in a roomful of pliant poodles.

Investors should vote for the Elliott slate — not necessarily because they back Elliott’s initial idea of breaking Hess into two parts to unlock the value trapped inside — but because this is an insular company that needs to be shaken up, run by a stubborn CEO who needs to be questioned by his board, not just nodded at.

John Hess, of course, doesn’t see it that way. No one would expect him to. He has run the company ever since his father Leon handed him the reins in 1995. And though John Hess doesn’t speak to the press (he and his p.r. team have turned down a number of interview requests over the years), he inevitably sees the company as his birthright, his family fiefdom, and certainly the most public representation of his family’s power and influence.

As an indication of just how serious Hess perceives Elliott’s threat to be, he has, at long last, begun to focus the company and rationalize its assets, making $4.3 billion in divestitures this year. He’s sold off Hess’s allegedly mafia-tainted Russian assets and will sell holdings in Thailand and Indonesia. Like Marathon Oil and ConocoPhillips he’s shedding the downstream refineries and gas stations. He’s upped Hess’s dividend and launched a share buyback program for the first time in years. He’s shuttering the company’s hedge fund. He’s even gained the support of Wall Street analysts, many of whom had questioned his strategy in recent years. Doug Leggate, the veteran oil analyst at Merrill Lynch wrote this week, “In our view many of the criticisms leveled at management are either dated or have been addressed by management.”

Investors like the pressure to perform. Hess shares are up 35% year-to-date. Shouldn’t that be enough for the activists to declare “Mission Accomplished” and take some profits off the table?

Not yet. Elliott portfolio managers John Pike and Quentin Koffey say they are as determined as ever to pry open John Hess’s iron grip on his board of directors and force more changes that could unlock tens of billions of dollars of value.

They insist that John Hess, over the years, has been a relatively poor steward of capital, and has made a litany of questionable decisions that have contributed to a perennial underperformance in shareholder returns. During John Hess’s 17 years as CEO, Hess shares have returned a total of roughly 250%. It’s peergroup has done better than 500%.

(1)  Licensed and reproduced with permission from Forbes.

They point to the root cause of Hess Corp.’s past problems as being a board packed with Hess family cronies including former New Jersey Gov. Tom Kean and former Secretary of the Treasury Nicholas Brady. These men have served on the Hess board for 23 and 19 years, respectively, and were joint executors of Leon Hess’s estate, and trustees of Hess family trusts. Among the other 11 boardmembers, the only two with any oil company experience are both officers at Hess.

These boardmembers, Elliott says, have done little over the years but collect millions in fees from Hess and rubberstamp every decision that John Hess has put in front of them. They’ve allowed John Hess to continue to risk billions in capital on a scatterbrained international exploration strategy after he promised time and again to focus the company. They’ve allowed John Hess to operate a hedge fund within the company, called Hetco, which has allegedly lost billions of dollars in wrong-way bets on commodity prices (informed perhaps by John Hess’s belief in the dogma of Peak Oil).

“These boardmembers, Elliott says, have done little over the years but collect millions in fees from Hess and rubberstamp every decision that John Hess has put in front of them. They’ve allowed John Hess to continue to risk billions in capital on a scatterbrained international exploration strategy after he promised time and again to focus the company. They’ve allowed John Hess to operate a hedge fund within the company, called Hetco, which has allegedly lost billions of dollars in wrong-way bets on commodity prices (informed perhaps by John Hess’s belief in the dogma of Peak Oil).”

And perhaps most stunning is the revelation that Hess, in recent years, has managed to lose $800 million in the Eagle Ford shale — the single most lucrative of all the unconventional plays discovered in the United States in the past five years. A dozen other companies have made fortunes in the Eagle Ford. As far as I’m aware Hess is the only one to have lost a fortune there. Elliott’s concern is that if such missteps can happen once, then without more board oversight, they can happen again.

***

We’ll come back to some details of what went wrong in the Eagle Ford in a minute, but to understand what’s at stake in the upcoming proxy battle, it’s worth taking a quick look at the history of Hess Corp.

The company was started by Mores Hess, John’s grandfather, a butcher who got into the oil delivery business. The Depression almost killed the company, and when Leon took control in 1933 it was bankrupt. Leon by 1938 had built a fleet of 12 oil delivery trucks and built a terminal in New Jersey. During WW2 Leon served as fuel logistics officer for Gen. George Patton. After the war he got Hess into pipelines and refineries and oilfields. He built a giant refinery in the Virgin Islands. In 1969 He bought Amerada Petroleum. Leon ran the company until 1995, when he was past 80 years old, clearly unwilling to give it up. In 1963 he made an initial $250,000 investment in the team that became the NFL’s New York Jets; he consolidated ownership in 1984. Leon died in 1999.

John Hess grew up in a different world than his dad. He was born into wealth and started accompanying his father to overseas oil fields when he was 7. At Harvard he became fluent in Arabic and Farsi. An ardent internationalist, he has been a member of the Council on Foreign Relations since 1984 and a member of the Trilateral Commission since 2009. Like his father, John Hess has maintained an exclusive banking relationship over the years with Goldman Sachs. The company, and Hess himself, have always been based in New York, though it did recently build a beautiful skyscraper in downtown Houston.

John wanted to make his own mark on the company. In his insular world perhaps he thought that he could, almost by force of will, build Hess into a real competitor for the supermajors.

In 2000 he made a takeover bid for Lasmo, a British oil company, but got outbid. In 2001 he paid $3.2 billion for Triton Energy, which had fields in Latin America, Africa and Asia. But the Triton deal was largely a bust. In 2003 Hess wrote down the value of Triton’s assets by $530 million. Triton had made some bad decisions, but Hess also had not done his homework.

He did do a lot of homework, however for the two speeches he gave in 2008 and 2011 to industry executives gathered for the annual IHS-CERAweek conference. Hess, in both talks, spoke insightfully about growing world demand for oil and emphasized that Peak Oil and a huge price shock would soon result if oil companies did not meaningfully increase investment in exploration in the coming years.

“We must increase investment. In 2007, global E&P investment was estimated to be approximately $350 billion, having grown about 15% each year over the previous 5 years. This increased investment has helped offset field declines and added new production,” he said in 2008 — adding that as oil and gas projects have gotten ever trickier and costlier, “The current sum that both OPEC and non-OPEC nations are investing is far below what is needed to ensure sufficient production for our future.”

I saw this speech in person. The message really energized the crowd. It was the kind of Cassandra warning you rarely hear from oil execs, let alone CEOs. After the speech I approached John Hess and asked if he’d like to cooperate on a story in Forbes Magazine that would highlight his ideas. He turned me down.

“Perhaps most stunning is the revelation that Hess, in recent years, has managed to lose $800 million in the Eagle Ford shale — the single most lucrative of all the unconventional plays discovered in the United States in the past five years. A dozen other companies have made fortunes in the Eagle Ford. As far as I’m aware Hess is the only one to have lost a fortune there. Elliott’s concern is that if such missteps can happen once, then without more board oversight, they can happen again.”

In 2011, at the same conference, Hess gave virtually the same speech, but this time sounded even more like Chicken Little. “The $140-per-barrel oil price of three years ago [2008] was not an aberration,” he said. “It was a warning.” Hess was convinced that Peak Oil was coming.

“As demand grows in the next decade, we will not have the oil production capacity we will need to meet demand,” he said. “Supply will then have to ration demand, and prices will skyrocket — with the likely outcome of bringing the world’s economy to its knees.”

Scary stuff. Yet Hess’s thinking has turned out to be not only out of step with virtually every other Big Oil CEO, but also wrong. The shale-driven oil-and-gas boom that America is now enjoying has pumped up domestic supplies to levels unseen in 20 years. Oil and gas prices are at least a third cheaper now than at the price peak in 2008. And even more supply is on the way, as Iraq is now threatening to leave OPEC if its members don’t make room under the quotas for 5 million barrels a day from Iraq.

Both Iraq’s reconstruction and the U.S. shale boom were already well underway by the time Hess gave his last talk, but it seems he missed the signs.

Perhaps his prognostications were more wishful thinking. For oil companies, high crude prices can obscure myriad miscalculations of strategy and tactics.

Throughout the past decade Hess has seemingly been obsessed with trying to make Hess look like a smaller version of the giant integrated supermajors like ExxonMobil or Chevron. He wanted to dip a toe into as many oil-producing countries as possible. At the end of last year Hess touted its operations in Algeria, Australia, Azerbaijan, Brazil, Brunei, China, Denmark, Egypt, Equatorial Guinea, France, Ghana, Indonesia, Iraq, Libya, Malaysia, Norway, Peru, Russia, Thailand, the U.K. and the U.S. Hess once boasted about his company that “we have the portfolio of a major, we have the technical challenges of a major.”

But Hess is just 5% the size of Exxon and 10% as big as Chevron. As Elliott’s managers wrote in its letter to Hess shareholders: “By definition, if Hess spreads itself as broad as a major with a fraction of the resources, it simply does not have the wherewithal to compete. Lack of focus leads to poor capital allocation decisions and poor execution. Hess abounds with examples of both.”

“Throughout the past decade [John] Hess has seemingly been obsessed with trying to make Hess look like a smaller version of the giant integrated supermajors like ExxonMobil or Chevron. …  But Hess is just 5% the size of Exxon and 10% as big as Chevron. As Elliott’s managers wrote in its letter to Hess shareholders: ‘By definition, if Hess spreads itself as broad as a major with a fraction of the resources, it simply does not have the wherewithal to compete. Lack of focus leads to poor capital allocation decisions and poor execution. Hess abounds with examples of both.’”

Hess regularly took on a lot of risk in its international explorations — drilling “wildcat” wells in which it held an 80% or higher stake. This kind of bet-the-farm approach can be great — if the drillbit finds oil. But in this day and age, because of the high costs of drilling (a deepwater well costs $100 million or more), most explorers take on partners to spread the risk around. The Elliott guys like to cite a report from Wood Mackenzie that shows Hess to have the worst exploration program in the past five years. While Apache Corp., at the winning end of the scale, has created $11 billion worth of value through its explorations, Hess has “destroyed” $4 billion in capital via its unsuccessful program. John Hess repeatedly promised in quarterly conference calls that the company would end its risky high-stakes drilling. Yet last November Hess announced that it would drill wells with an 85% stake in France and Kurdistan. Elliott’s managers want to see this risky drilling curtailed.

The Hess mishap that interests me the most concerns its investments in the Eagle Ford shale of Texas. The Eagle Ford has proven the most stellar of all the shale plays discovered in recent years. Big swaths of the play contain not just natural gas but also lots of oil and other petroleum liquids — which fetch a higher price than gas. The Eagle Ford frenzy got so fierce that in mid-2011 Marathon Oil bought 140,000 acres there from Hilcorp Energy and KKR for $3.5 billion, or $21,000 an acre.

Then how can it be that Hess, earlier this year sold 43,000 acres in the Eagle Ford to Sanchez Energy for just $265 million, or $6,200 per acre? Not only was that sales price not up to snuff, but Hess exploration chief Greg Hill said in a conference call this week that Hess has “incurred an after-tax loss” of $192 million on the sale. His explanation: “We were not able to establish a core acreage position there.”

So what went wrong? In 2010 Hess entered a joint venture to acquire acreage in the Eagle Ford with a tiny company called ZaZa Energy. The venture was very unusual in that Hess would pay ZaZa to acquire acreage no matter how much it cost or whether it was any good, up to a total of $500 million. What’s more, according to ZaZa’s 2012 annual report, Hess agreed to pay ZaZa a cash bonus on each acre acquired, and also agreed to grant ZaZa a 10% working interest in each well that got successfully drilled and completed.

ZaZa in its last annual report stated that as of September 2012, it spent $366 million to acquire leases on about 120,000 acres in the Eagle Ford. By the beginning of 2013 Hess and ZaZa had drilled roughly 50 wells, at what Hess’s Greg Hill revealed on a conference call last year was an average cost of about $10 million per well — or a total of $500 million.

Last year a Hess executive said on a conference call with analysts that the company would invest another $380 million in the Eagle Ford in 2012 for pipelines and other infrastructure.

So let’s pause here for a second to tally up Hess’s investment in the Eagle Ford under its JV with ZaZa. First there was $366 million in lease acquisition. Then another $500 million in drilling. And $380 million in infrastructure. On top of that, Hess also paid ZaZa about $37 million in bonuses and reimbursements for expenses. The subtotal comes to $1.28 billion — all out of Hess’s pocket.

But then, in July 2012, ZaZa and Hess dissolved its JV. According to ZaZa’s filings, it decided to negotiate an end to the JV after Hess elected to take over operatorship of the acreage with the intention of slowing down drilling. In the end the two companies split up the acreage and parted ways. Hess took the 43,000 acres it later sold to Sanchez, while ZaZa got about 72,000 acres.

You got that? It appears that Hess exited the JV with ZaZa with 43,000 acres in the Eagle Ford that were producing about 4,500 bpd, for which Hess had made an outlay of $1.28 billion. Then it sold the property to Sanchez for $265 million. During the time Hess operated the acreage, it likely generated about $200 million in revenues from oil and gas sales. Subtract those revenues and the sales proceeds from the $1.28 billion, and Hess got out of the Eagle Ford $800 million in the hole.

That’s a stunning loss. I asked a Hess spokesman if they had any comment on all this math, and he declined any comment other than to point to comments by John Hess and Greg Hill that by selling the acreage now the company would avoid having to foot the bill for another $500 million in drilling costs. I guess that’s a consolation prize.

The managers at Elliott say that Hess’s JV with ZaZa illustrates real shortcomings at Hess when it comes to controlling capital and missing opportunities. The JV was “predetermined to fail” based on its very structure, they say, because “ZaZa was paid by Hess to acquire acreage regardless of cost or quality and bore no risk for Hess’s capital losses.” As bad as the deal was, “much worse is the foregone multi-billion dollar opportunity that Hess’s competitors were able to seize.”

There are some bright spots in the Hess story. The company has some great assets in the Gulf of Mexico, the North Sea, West Africa and Southeast Asia. And its reputation in the shale plays has been burnished by its large position in the Bakken formation of North Dakota. The company was instrumental in the earliest oil discoveries in the Williston Basin back in the 1950s and had held acreage there ever since — a real boon in recent years when the full potential of the Bakken began to be realized. Hess has added significantly to its acreage there and is believed to have the second-biggest Bakken position after billionaire Harold Hamm’s Continental Resources. Hess’s Bakken business generates roughly a third of the company’s 152,000 bpd of production. It is such a jewel that Elliott Management has proposed that Hess spin it (and the company’s other shale-based assets) off as a standalone company to unlock its value.

Hess, of course, has rejected out of hand any notion of splitting the company apart. And after the moves that Hess has made in recent months to sell assets and become a pure-play upstream player, many analysts seem to agree with Hess that a better strategy would be to keep the streamlined Hess together.

Hess has mounted a campaign to convince shareholders that it is now on the right track. On Thursday it sent its fourth letter to shareholders since the Elliott battle began, touting the changes afoot and exhorting shareholders to reject Elliott’s board nominees as disruptive and unnecessary.

“Elliott’s board nominees are not ‘tethered’ to a plan to break up the company. But what they would be are new eyes and ears at an insular company run like a family office by a man born into his CEO role. John Hess doesn’t like being questioned or challenged … But questions and challenges are what he needs.”

Yet shareholders ought to carefully consider how to vote their shares. No matter who receives the vote, Hess will be getting five new board members.

Hess’s nominees are John Krenicki, 50, the former CEO of General Electric’s $50 billion energy business; Kevin Myers, 59, former domestic exploration chief for ConocoPhillips; Fredric Reynolds, 62, former CFO of CBS; William Schrader, 55, former COO of TNK-BP; and Mark Williams, 61, a former top executive at Royal Dutch Shell.

Hess’s nominees mostly look like an improvement over the status quo, but I tend to think Elliott’s slate has them beat. They consist of Rodney Chase, former CEO of BP America (retired 2003); Harvey Golub, former CEO of American Express; Karl Kurz, former COO of Anadarko Petroleum; David McManus, former international chief at Pioneer Natural Resources; and Mark Smith, the current CFO at Ultra Petroleum.

On paper, Elliott’s former CFO of Ultra Petroleum would seem to be a more relevant boardmember than Hess’s former CFO of CBS.

And two of Hess’s nominees — Myers and Schrader — used to report to Elliott nominee Rodney Chase.

It’s tough to find fault with Hess’s Krenicki, who built up G.E. Energy into what’s now the conglomerate’s biggest division.

And how could any Hess shareholder legitimately believe that the board would not be improved by the addition of Elliott nominee Harvey Golub, who famously turned around American Express in the 1990s, then served as chairman of the board of Campbell Soup and AIG. Golub is currently chairman of the board of investment bank Miller Buckfire, which focuses on corporate restructurings.

John Hess can insist that he’s got a plan and he’s executing on that plan and that he’s found some good, new board members and he doesn’t need Elliott’s. John Hess can try to convince shareholders that now is not the time for his board to get invaded by unfriendly new members who don’t know him and don’t owe him. In his latest letter to shareholders, Hess writes, “As Hess sharesholders we believe that you deserve new, independent directors who are committed to a market-endorsed transformation strategy that is delivering real value, not dissident directors who are tethered to a value-destructive, flawed plan.”

But this is disingenuous. Hess and his fellow shareholders know that Elliott’s opening proposal of splitting up the company to unlock value was just a proposal, a proposal meant to spark debate, to spur change.

And that’s what it did. Elliott’s investment in Hess, and its proposals have helped force Hess to make changes that he otherwise wouldn’t have. Elliott’s board nominees are not “tethered” to a plan to break up the company. But what they would be are new eyes and ears at an insular company run like a family office by a man born into his CEO role. John Hess doesn’t like being questioned or challenged — otherwise maybe he’d sit for a media interview once a decade. But questions and challenges are what he needs.

It may still be his name on the company, but John Hess only controls 10% of its shares. And if he can’t stand up to someone like Harvey Golub and justify his strategy and decisions, while also being open to criticism and new ideas — then the 90% of Hess Corp. shareholders who are not part of the Hess family deserve someone who can.

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) filed a definitive proxy statement and an accompanying proxy card with the Securities and Exchange Commission (“SEC”) on April 3, 2013.  Stockholders are advised to read the definitive proxy statement, and other materials filed with the SEC, because they contain important information concerning Elliott’s solicitation of proxies for the 2013 Hess Annual Meeting of Stockholders, including information concerning the participants in that solicitation.  These materials are available for no charge at the SEC’s website at www.sec.gov or by directing a request to Elliott’s proxy solicitor, Okapi Partners, at its toll-free number (877) 796-5274 or via email at info@okapipartners.com.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

About Elliott Management:

Elliott’s two funds, Elliott Associates, L.P. and, Elliott International, L.P., together have more than $21 billion of assets under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds’ investors include large institutions, high-net-worth individuals and families, and employees of the firm.

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